Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas C. Elliott Promoted to Chief Financial Officer of Resource America, Inc.

PHILADELPHIA, PA --December 14, 2009-- Resource America, Inc. (NASDAQ: REXI) (the “Company”) announced today that Thomas C. Elliott, Senior Vice-President of Finance and Operations for the Company, has been promoted to the additional position of Chief Financial Officer. He replaces Steven J. Kessler, Chief Financial Officer of the Company since 1997, who has retired from that position and has assumed the role of Chairman of Resource Capital Corp. (NYSE:RSO), a real estate investment trust sponsored and externally managed by the Company.

Jonathan Cohen, President and CEO of the Company, commented, “Tom Elliott has been an invaluable member of our senior management team for many years and is the perfect person to become our Chief Financial Officer.  We are excited about Tom’s new role and look forward to his continued leadership in our Company’s future.”  Prior to becoming Senior Vice-President in 2005, Mr. Elliott was a Vice President-Finance at the Company from 2001 to 2005. Mr. Elliott also served as Chief Financial Officer of Resource Capital Corp., serving from September 2005 until June 2006. From 1997 to 2001, Mr. Elliott held various financial positions at Fidelity Leasing, Inc., a former subsidiary of Resource America, including Manager of Financial Planning, Director of Asset Securitization and Treasurer.

Jonathan Cohen said, “Steve Kessler’s service to Resource America has been exemplary and we are grateful for that service and very fortunate that as Steve moves to the next phase of his career that Resource Capital Corp. will have the benefit of his focus and efforts during this critical time in the commercial real estate markets.”

Resource America, Inc. is a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the commercial finance, real estate and financial fund management sectors. For more information please visit our website at www.resourceamerica.com or contact pkamdar@resourceamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Resource America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K. Resource America, Inc. undertakes no obligation to update or revise any forward looking statement to reflect new or changing information or events.

Resource America, Inc.
www.resourceamerica.com